Exhibit 2.4

FIRST AMENDMENT OF PURCHASE AND SALE AGREEMENT
This First Amendment of Purchase and Sale Agreement (the “Amendment”) dated June 22, 2015 (the “Amendment Date”), is made by and between Gastar Exploration Inc., a Delaware corporation (“Seller”) and Oklahoma Energy Acquisitions, LP, a Texas limited partnership (“Buyer”). Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

WHEREAS, the Parties are parties to that certain Purchase and Sale Agreement dated as of May 1, 2015 (the “PSA”); and

WHEREAS, the undersigned desire to further amend the PSA as provided herein by executing this Amendment.

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Amendment, the benefits to be derived by each party hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.	Amendment to PSA.

(a)	Section 1.01 of the PSA is hereby amended by deleting and replacing the reference to “Section 3.02(a)” with “Section 3.02(c)” in the definition of “Deposit”.

(b)	Section 3.02 of the PSA is hereby amended by deleting the section in its entirety and replacing it with the following language:

Section 3.02    Deposit.

(a)    On May 6, 2015, Buyer deposited by wire transfer in same day funds with the Escrow Agent the Escrow Amount, and Buyer paid Escrow Agent Escrow Agent’s fee of $5,000. Seller has agreed that the Adjusted Purchase Price shall be reduced by an amount equal to $2,500 representing Seller’s share of Escrow Agent’s fee.

(b)    On the Amendment Date, Buyer and Seller have directed the Escrow Agent to deliver the Escrow Amount (together with any interest earned thereon) to Seller.

(c)    On the Amendment Date, Buyer has delivered to Seller by wire transfer in same day funds an amount equal to $2,000,000.00 (such amount, together with the Escrow Amount and any interest earned thereon, the “Deposit”).

(d)    If (i) Seller is ready, willing and able to assign the Assets and all conditions precedent to the obligations of Buyer set forth in Section 8.02 of the PSA have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of: (A) the failure of Buyer to perform in any material respects any of its obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in any material respect, then Seller shall have the right to terminate this Agreement and retain the Deposit, free of any claims by Buyer thereto, as liquidated damages as its sole remedy. The provision for payment of liquidated damages in this section has been included because, in the event of a termination of this Agreement described in this section, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(e)    If this Agreement is terminated by the mutual written agreement of Buyer and Seller or if the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 3.02(d), then Buyer shall be entitled to the immediate return of the Deposit, free of any claims by Seller with respect thereto and Seller shall deliver the Deposit to Buyer by wire transfer in same day funds. Buyer and Seller shall thereupon have the rights and obligations set forth in Section 11.02.

(a)	Section 9.01 of the PSA is hereby amended by deleting the words “June 22, 2015” and replacing them with the words “July 6, 2015”.

(b)	Section 9.05 of the PSA is hereby amended by deleting the section in its entirety.

(c)	Section 11.01(b) of the PSA is hereby amended by deleting the words “June 30, 2015” and replacing them with the words “July 7, 2015”.

(d)	Section 11.02 of the PSA is hereby amended by deleting the words “Section 3.02(b)” and replacing it with the words “Section 3.02(d)”.

2.	Confirmation. Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Amendment.

3.	Amendment. This Amendment may be amended only by an instrument in writing executed by all Parties.

4.
Entire Agreement. This Amendment, the PSA, the Confidentiality Agreement, and the documents to be executed pursuant hereto and thereto, and the exhibits and schedules attached hereto and thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Amendment or the PSA shall be binding unless executed in writing by the Parties and specifically referencing this Amendment and the PSA as being supplemented, amended, altered, modified, waived or terminated.

5.
Miscellaneous: Capitalized terms used, but not defined herein, shall have the meanings given to those terms in the PSA. As amended above, the PSA shall continue in full force and effect. Sections 15.05 (No Third Party Beneficiaries), 15.06 (Assignment), 15.07 (Governing Law), 15.08 (Notices), 15.10 (Severability), 15.11 (Counterparts) of the PSA shall apply to this Amendment as if set forth in full in this Amendment, mutatis mutandis. Unless otherwise provided, all references to “Section” are references to sections in the PSA.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SELLER

By:	GASTAR EXPLORATION INC.

By: /s/ Henry J. Hansen
Name:    Henry J. Hansen
Title:    Vice President, Land

BUYER

By:	OKLAHOMA ENERGY ACQUISITIONS, LP

By:    ALTA MESA GP, LLC
Its:    General Partner

By: /s/ F. David Murrell
Name:    F. David Murrell
Title:    VP- Land

[Signature Page to First Amendment of Purchase and Sale Agreement]